EXHIBIT 99.1

China Energy Savings Technology Chairman and CEO States Corporate Plans and Objectives for 2005 Plans Include Generation of Energy-For-Sale to Compliment Its Energy Savings Unit

HONG KONG, Jan. 25 /Xinhua-PRNewswire/ -- China Energy Savings Technology, Inc. (OTC Bulletin Board: CESV), Chairman and CEO, Mr. Sun Li, on the basis of the corporate milestones, particularly the profit contribution in 2004, looks ahead to 2005.

China Energy Savings Technology ("CESV") is in current negotiations to acquire the remaining 35% interest in Starway Management Limited ("Starway"). Upon completion, the proposed acquisition is expected to greatly enhance the profit contribution to CESV. Starway will become a wholly owned subsidiary of CESV and its financials will consolidate to CESV.

Aside from the windmill project at Alashan, Xinjiang Province, China, the key members of the management, with their strong reputation in the Chinese energy sector, and through their extensive network of relationships, are at present identifying several potential acquisition targets in various energy sectors including coal mines, natural gas, and power plants, particularly those with large assets and good profit potentials. The company hopes to complete several acquisitions in 2005 through the issuance of new shares of CESV common stock without paying cash in the hope of preserving cash while making even higher profits for a greater return on investment for shareholders.

The projects in negotiation include a highly potential public utility gas company and a coal-refining factory. As a company making strong inroads into the Chinese energy sector, CESV is not only devoted to energy savings, but also to energy supply and enrichment. Company executives are quite sophisticated in all facets of energy, and have designs on turning the company into one of China's largest full-service energy conglomerates. CESV's ultimate goal is becoming a large-scale, comprehensive energy technology company listed on the NASDAQ National Market.

Since December 2004, CESV has signed a number of profit sharing contracts with the Chinese government involving the installation of equipment and the launching of various energy savings technology applications. In line with more than 100 sales contracts and orders signed last year, as well as the acquisition of several high profit energy projects, management foresees a substantial increase in both revenues and net profit for fiscal year 2005.

About China Energy Savings Technology:

The company is a holding company that owns 65% of Starway Management Limited whose subsidiaries are engaged in the manufacturing and sales of advanced technology energy-saving products in the People's Republic of China (PRC). According to test reports by various PRC authorities including the National Center of Supervision & Inspection on Electric Light Source Quality (Shanghai) issued in September 2002 and Shenzhen Academy of Metrology & Quality Inspection issued in December 2002, the energy saving products of Starway's subsidiaries may provide energy saving rates ranging from approximately 25% to 45%. The

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energy  saving  projects  conducted by Starway's  subsidiaries  mostly relate to public or street lighting systems, government administration units, shopping malls, supermarkets, restaurants, factories and oil fields, etc. There are small and large-scaled projects: the small-scaled projects relate to restaurants, shops and small arcades through the sale of equipment, and the large-scaled projects relate to large shopping malls, supermarkets, factories and public bodies through the provision and installation of equipment over a term usually extended for years.

Safe Harbor Statement

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

For more information, please contact:

John Roskelley, President,
First Global Media
Tel:  +1-480-902-3110

Website: http://www.chinaenergysavings.com
Email: contactus@cesv-inc.com